Exhibit 4.2

THIS AMENDMENT (this “Amendment”), is dated as of August 28, 2007, by and among Exar Corporation, a Delaware corporation (“Exar”), and Wells Fargo Bank, National Association, as Warrant Agent (the “Warrant Agent”), to the Warrant Agent Agreement referred to below. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Agreement.

WITNESSETH:

WHEREAS, Sipex Corporation (the “Company”) and the Warrant Agent are parties to a Warrant Agent Agreement (the “Agreement”), dated as of May 16, 2006, providing for the Warrant Agent to act on behalf of the Company in connection with the transfer, exchange and exercise of warrants to purchase common stock of the Company, as hereinafter described (the “Warrants”), which in the aggregate initially entitled the holders thereof to purchase 1,679,104 shares of Common Stock of the Company (the “Common Stock” and with the Common Stock issuable on exercise of the Warrants being referred to as the “Warrant Shares”).

WHEREAS, the Company has entered into an agreement and plan of merger, dated as of May 7, 2007, with Exar and Exar’s wholly owned subsidiary, Side Acquisition Corp., a Delaware corporation (“Merger Sub”), pursuant to which (i) Merger Sub has merged with and into the Company (the “Merger”), with the Company continuing as the surviving entity, (ii) each issued and outstanding ordinary share of common stock of the Company was converted into the right to receive 0.6679 of a share of validly issued, fully paid and nonassessable Exar common stock (iii) the Company will become a direct or indirect wholly owned subsidiary of Exar;

WHEREAS, in accordance with Section 10 of the Warrants, it is required that in connection with a Common Stock Fundamental Change (as defined therein) as a result of the Merger, Exar, as the purchasing Person, issue a replacement warrant that provides (i) that such Warrant shall be exercisable into the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon the Merger by a holder of a number of shares of Common Stock issuable upon exercise of the Warrant immediately prior to the Merger (the “Merger Consideration”); and (ii) for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 9 of the Warrants;

WHEREAS, pursuant to Section 10 of the Warrants, the Company shall cause notice of the execution of the replacement Warrants to be sent to each holder of Warrants, at his address appearing on the Warrant Register within twenty (20) days after execution hereof; and

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, Exar and the Warrant Agent mutually covenant and agree for the equal and ratable benefit of the Warrantholders as follows:

SECTION 1. Effect of Merger. Exar hereby agrees that (i) it will issue a replacement Warrant for each issued and outstanding Warrant, which will be exercisable into the Merger Consideration (which for the avoidance of doubt, shall be equal to $9.63 multiplied by the number of Warrant Shares as to which such Warrant is being exercised), and (ii) adjustments to the Exercise Price shall be as nearly equivalent as may be practicable to the adjustments of the Exercise Price provided for in Section 9 of the Warrants.

SECTION 3. Amendment to Section 12 of the Agreement. Section 12 of the Agreement is hereby amended, together with all necessary conforming changes to the Agreement, to add the following language:

“If to Exar, to:

Exar Corporation

48720 Kato Road

Fremont, California 94538

Facsimile: (510) 668-7002

Attn: Thomas R. Melendrez

SECTION 4. Ratification of Agreement; Amendment Part of Agreement. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Agreement for all purposes, and every Warrantholder heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. The Warrant Agent. The Warrant Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which are made solely by Exar. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Warrant Agent by reason of this Amendment. This Amendment is executed and accepted by the Warrant Agent subject to all the terms and conditions set forth in the Agreement with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Warrant Agent with respect hereto. In entering into this Amendment, the Warrant Agent shall be entitled to the benefit of every provision of the Agreement relating to the conduct or affecting the liability or affording protection to the Warrant Agent, whether or not elsewhere herein so provided.

SECTION 7. Counterparts. The parties may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

EXAR CORPORATION

By:	/s/ Thomas R. Melendrez
Name: Thomas R. Melendrez
Title: General Counsel, Secretary and Executive Vice President

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Warrant Agent

By:	/s/ Maddy Hall
Name: Maddy Hall
Title: Assistant Vice President